EXHIBIT 4.1


PROMISSORY NOTE

FACE AMOUNT                                                 $1,250,000
PRICE                                                       $1,000,000
INTEREST RATE                                               0% per month
NOTE NUMBER                                                 January - 2006-101
ISSUANCE DATE                                               January 6, 2006
MATURITY DATE                                               June 30, 2007

        FOR VALUE RECEIVED, On The Go Healthcare, Inc, a Delaware corporation (the "Company"), (OTC BB: OGHC) hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, L.P. AND DUTCHESS PRIVATE EQUITIES FUND, II, L.P. (collectively, the "Holder") within the Maturity Date, or earlier, the Amount of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) U.S., in such amounts, at such times and on such terms and conditions as are specified herein (this "Note").

        Any capitalized terms not defined in this Note are defined in the Investment Agreement for the Equity Line of Credit between Dutchess Private Equities Fund, LP (the "Investor") and the Company
        (the "Investment Agreement").

Article 1  Method of Payment

        Payments made by the Company in satisfaction of this Note (each a "Payment," and collectively, the "Payments") shall be made in the amount of the greater of 1) sixty-nine thousand four hundred and forty-four dollars forty four cents ($69,444.44) or 2) fifty percent (50%) of each Put (the "Payment Amount") to the Holder until the
        Face Amount is paid in full, minus any fees due.   Payments will be
        due on the tenth (10th) calendar day of each month. In the event the tenth (10th) calendar day is a weekend or a United States or Canadian bank holiday, in which funds are not available to transfer, the Company shall make the Payment on the next business day. The first payment will be February 10, 2006. Failure to make Payments will constitute an Event of Default under this Agreement and the Holder may immediately seek to take actions as described under Article 4 of this Agreement.

        Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereof, in readily available funds at any time and from time to time without penalty ("Prepayment").

        After Closing, if the Company receives in excess of $2,000,000 in any financing, debt or equity, be it from the Holder or another source, including any sale, disposition or transfer of assets except in the ordinary course of business, the Company must make a Prepayment to the Holder when the aggregate amount of financing received by the Company is in excess of $2,000,000 ("Threshold Amount"). The calculation of the Threshold Amount will exclude all broker's fees, commissions, inducement shares of stock or warrants and other expenses of the financing or sale. The Company agrees to pay one hundred percent (100%) of any proceeds raised by the Company over the Threshold Amount toward the Prepayment of the Note until the Amount is paid in full. The payments shall be made to the Holder upon the Company's receipt of the financing. Failure to do so will result in an event of default.

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        The Company shall notify, via email or other written means, the Holder whether or not the Company plans to use a Put or cash to make a Payment.

        The Company hereby authorizes Dutchess Private Equities Fund, II, LP, to transfer funds directly to the Holder from each Put in connection with the Company's execution of the Collateral (as defined below). The Puts shall be deemed closed for the amounts transferred to the Holder immediately upon the Put Closing.

Article 2  Collateral

        The Company does hereby agree to issue twenty-four (24) Put Notices ("Collateral") to the Investor in the amount of fifty-thousand dollars ($50,000) each. The Company shall deliver the Collateral upon execution of this Note (hereto attached as Exhibit A). Upon the completion of the Company's obligation to the Holder of the Face Amount of this Note, the Company will not be under further obligation to complete any more Puts. All remaining Put sheets shall be marked "VOID" by the Investor and sent back to the Company at the Company's request.

Article 3  Unpaid Amounts

        In the event that on the Maturity Date the Company has any remaining amounts unpaid on this Note (the "Residual Amount"), the Holder can exercise its right to increase the Face Amount by ten percent (10%) as an initial penalty and two and one-half percent (2.5%) of the Face Amount per month paid as liquidated damages ("Liquidated Damages"). The Liquidated Damages will be compounded daily. If the aforementioned occurs, the Company will be in Default and the remedies as described in Article 4 may be taken at the Holder's discretion. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

Article 4  Defaults and Remedies

        Section 4.1  Events of Default.

        An "Event of Default" or "Default" occurs if (a) the Company does not make the Payment of the Face Amount of this Note within two (2) business days of the applicable Closing of a Put, a Payment Date;
        or, a balance on the Note exists on the Maturity Date, as applicable, upon redemption or otherwise, (b) the Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined):
        (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property; or (C) orders the liquidation of

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        the Company, and the order or decree remains unstayed and in effect for ninety (90) calendar days; (c) the Company's $0.0001 par value common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, for in excess of fifteen (15) consecutive trading days; or (d) either the registration statement for the underlying shares in the Investment Agreement or the Additional Registration Statement does not remain effective for any reason or (e) the Company fails to comply with any of the Articles of this Agreement as outlined. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        After two consecutive Events of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Debenture by ten percent (10%) as an initial penalty and for each Event of Default under this Agreement. In addition, the Holder may elect to increase the Face Amount by two and one-half percent (2.5%) per month paid as a penalty for liquated damages ("Liquidated Damages"). The Liquated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

        In the Event of Default, the Holder may elect to secure a portion of the Company's assets not to exceed 200% of the Face Amount of the Note, including, but not limited to: accounts receivable, cash, marketable securities, equipment, building, land or inventory. The Holder may also elect to garnishee Revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Agreement.

        For each Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount of the Debenture by ten percent (10%) as an initial penalty. In addition, the Holder may elect to increase the Residual Amount by two and one-half percent (2.5%) per month paid as a penalty for Liquidated Damages. The Liquidated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

        In the event of a Default hereunder, the Holder shall have the right, but not the obligation, to 1) switch the Residual Amount to a three-year ("Convertible Maturity Date"), fifteen percent (15%) interest bearing convertible debenture at the terms described in
        Section 4.2 (the "Convertible Debenture"). At such time of Default, the Convertible Debenture shall be considered closed ("Convertible Closing Date"). If the Holder chooses to convert the Residual Amount to a Convertible Debenture, the Company shall have twenty (20) business days after notice of the same (the "Notice of Convertible Debenture") to file a registration statement covering an amount of shares equal to three hundred percent (300%) of the Residual Amount. Such registration statement shall be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "Commission") within sixty
        (60) business days of the date the Company files such Registration
        Statement.   In the event the Company does not file such registration

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        statement within twenty (20)  business days of the Holder's request, or such registration statement is not declared by the Commission to be effective under the Securities Act within the time period described above , the Residual Amount shall increase by one thousand dollars ($1,000) per day. In the event the Company is given the option for accelerated effectiveness of the registration statement, it agrees that it shall cause such registration statement to be declared effective as soon as reasonably practicable. In the event that the Company is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Residual Amount shall increase by one thousand dollars ($1,000) per day commencing on the earliest date as of which such registration statement would have been declared to be effective if subject to accelerated effectiveness; or 2) the Holder may increase the Payment Amount described under Article 1 to fulfill the repayment of the Residual Amount. The Company shall provide full cooperation to the Holder in
        directing funds owed to the Holder on any Put to the Investor.    The
        Company agrees to diligently carry out the terms outlined in the Investment Agreement for delivery of any such shares. In the event the Company is not diligently fulfilling its obligation to direct funds owed to the Holder from Puts to the Investor, as reasonably determined by the Holder, the Holder may, after giving the Company two (2) business days' advance notice to cure the same, elect to increase the Residual Amount of the Note by 2.5% each day, compounded daily.

        Section 4.2  Conversion Privilege

                (a) The Holder shall have the right to convert the Convertible
                    Debenture into shares of Common Stock at any time following the Convertible Closing Date and which is before the close of business on the Convertible Maturity Date. The number of shares of Common Stock issuable upon the conversion of the Convertible Debenture shall be determined pursuant to
                    Section 4.3, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

                (b) The Convertible Debenture may be converted, whether in whole or in part, at any time and from time to time.

                (c) In the event all or any portion of the Convertible
                    Debenture remains outstanding on the Convertible Maturity Date (the "Debenture Residual Amount"), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 4.3.

        Section 4.3  Conversion Procedure.

        The Residual Amount may be converted, in whole or in part any time and from time to time, following the Convertible Closing Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Convertible Debenture to be converted together with a facsimile or original of the signed notice of conversion (the "Notice
        of Conversion").   The date on which the Notice of Conversion is
        effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Convertible Debenture(s) to be converted are received by the Company within five
        (5) business days thereafter. At such time that the original Convertible Debenture has been received by the Company, the Holder can elect to whether a reissuance of the Convertible Debenture is warranted, or whether the Company can retain the Convertible Debenture as to a continual conversion by the Holder. Notwithstanding the above, any Notice of Conversion received by 4:00 P.M. EST shall be deemed to have been received the following business day (receipt being via a confirmation of the time such facsimile to the Company is received).

                (a) Common Stock to be Issued. Upon the conversion of any
                    Convertible Debentures and upon receipt by the Company or its attorney of a facsimile or original of the Holder's signed Notice of Conversion, the Company shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if at that time the aforementioned registration statement described in Section 4.1 has been declared effective
                    (or with proper restrictive legends if the registration statement has not as yet been declared effective), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable
                    upon such conversion, as applicable.   In the event that
                    the Debenture is aged one year and deemed sellable under Rule 144, the Company shall, upon a Notice of Conversion, instruct the transfer agent to issue free trading certificates without restrictive legends, subject to other applicable securities laws. The Company is responsible to provide all costs associated with the issuance of the shares, including but not limited to the opinion letter, FedEx of the certificates and any other costs that arise. The Company shall act as registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

                (b) Conversion Rate.  Holder is entitled to convert the
                    Debenture Residual Amount , plus accrued interest, anytime following the Convertible Closing Date, at the lesser of
                    (i) fifty percent (50%) of the lowest closing bid price during the fifteen (15) trading immediately preceding the Conversion Date or (ii) 100% of the lowest bid price for the twenty (20) trading days immediately preceding the Convertible Closing Date ("Fixed Conversion Price").
                    No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

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                (c) Nothing contained in the Convertible Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

                (d) It shall be the Company's responsibility to take all
                    necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. Holder shall be treated as a shareholder of record on the date Common Stock is issued to the Holder. If the Holder shall designate another person as the entity in the name of which the stock certificates issuable upon conversion of the Convertible Debenture are to be issued prior to the issuance of such certificates, the Holder shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Holder or such person. Upon surrender of any Convertible Debentures that are to be converted in part, the Company shall issue to the Holder a new Convertible Debenture equal to the unconverted amount, if so requested in writing by the Holder.

                (e) Within three (3) business days after receipt of the
                    documentation referred to above in Section 4.2, the Company shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock as instructed by Holder within three (3) business days after the Conversion Date, then in such event the Company shall pay to the Holder one percent (1%) in cash of the dollar value of the Debenture Residual Amount remaining after said conversion, compounded daily, per each day after the third (3rd) business day following the Conversion Date that the Common Stock is not delivered to the Purchaser.

                    The Company acknowledges that its failure to deliver the Common Stock within five (5) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Note a provision for liquidated damages The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

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                (f) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by the Holder of the entire amount of Convertible Debentures then outstanding. If, at any time the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockholders of the Company) available to effect, in full, a conversion of the Convertible Debentures
                    (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Convertible Debentures requested to be converted but not converted (the "Unconverted
                    Convertible Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Holder, by facsimile within three (3) business days of such default (with the original delivered by overnight mail or two day courier), and the Holder shall give notice to the Company by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight mail or two day courier) of its election to either nullify or confirm the Notice of Conversion.

        The Company agrees to pay the Holder payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) multiplied by .24 multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Company shall send notice ("Authorization Notice") to the Holder that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in the first sentence of this paragraph, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event the Holder elects to take such payment in cash, cash payments shall be made to the Holder by the fifth (5th) day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in the first sentence of this paragraph at any time after the fifth (5th) day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory three (3) year conversion period.

        The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

                (g) If, by the third (3rd) business day after the Conversion
                    Date of any portion of the Convertible Debentures to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the "Sold Shares"), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

                (h) The Company shall defend, protect, indemnify and hold
                    harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Section 4.3(h) Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Section 4.3(h) Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Section 4.3(h) Indemnified Liabilities"), incurred by any Section 4.3(h) Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement, or obligation of the Company contained in the Transaction Documents or any other certificate, instrument, or document contemplated hereby or thereby, (iii) any cause of action, suit, or claim brought or made against such Section 4.3(h) Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance, or enforcement of the Transaction Documents or any other certificate, instrument, or document contemplated hereby or thereby, (iv) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Common Stock underlying the Convertible Debenture ("Securities"), or (v) the status of the Holder or holder of the Securities as an investor in the Company, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission, or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by the Holder or the Investor which is specifically intended by the Holder or the Investor to be relied upon by the Company, including for use in the preparation of any such registration statement, preliminary prospectus, or prospectus, or is based on illegal trading of the Common Stock by the Holder or the Investor. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 5  Additional Financing

        The Company shall not, directly nor indirectly, without the prior written consent of Holder offer Common Stock or file any registration statement, (except those on Form S-8 or, in the case of an acquisition, on Form S-4) for any securities (a "Subsequent Financing"), ending on the earlier to occur of (i) Maturity Date or (ii) the date on which the full Face Amount and accrued interest on the Note has been paid ( each the "Lock Up Period") except with respect to securities issued pursuant to Company's employee stock option plan or Common Stock issued for acquisitions. Failure to do so will result in an Event of Default and
        the Holder may elect to take the action outlined in Article 4.   The
        sole exceptions shall be any registration statements required to be filed by the Company for previous financings completed by Laurus Funds or any shares of Common Stock in the recently withdrawn registration statement.

Article 6  Mergers

        The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Note and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption. Failure to do so will constitute an Event of Default under this Agreement and the Holder may immediately seek to take actions as described under Article 4 of this Agreement.

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Article 7  Notice

        Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party);
        or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

        If to the Company:

        Stuart Turk
        85 Corstate Avenue, Unit #1
        Concord, Ontario, Canada L4K 4Y2
        (905) 760-2987

        Copy to:

        Amy Trombly, Esq.
        Trombly Business Law
        1320 Centre Street, Suite 202
        Newton, MA  02459

        If to the Holder:

        Dutchess
        Douglas Leighton
        50 Commonwealth Avenue, Suite 2
        Boston, MA  02116
        Phone   617-301-4700
        Facsimile 617-249-0947

        Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article 8  Time

        Where this Note authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday in which the United States Stock Markets ("US Markets") are closed ("Holiday"), or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a Holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Note. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

Article 9  No Assignment

        This Note shall not be assigned.

Article 10 Rules of Construction.

        In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof. Wherever, in this Note, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder.

Article 11 Governing Law

        The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article 12 Litigation

        The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Article 13 Conditions to Closing

        The Company shall have delivered the proper Collateral to the Holder before Closing of this Note

Article 14 Structuring and Administrative Expense

        The Company shall pay fees associated with the transaction in the amount of sixty-five thousand dollars ($65,000) directly from the Closing of this Note.

Article 15 Indemnification

        In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder of the Note hereunder and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities" ), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Note, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Note or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or is based on illegal trading of the Common Stock by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 16 Waiver

        The Holder's delay or failure at any time or times hereafter to require strict performance by Company of any undertakings, agreements or covenants shall not waiver, affect, or diminish any right of the Holder under this Agreement to demand strict compliance and performance herewith. Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Agreement, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Agreement be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article 17 Waiver of Jury Trial

        AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

Article 18 Senior Obligation

        The Company shall cause this Note and all other existing Notes with the Holder ("Holder's Debt") to be senior in right of payment to all other Indebtedness of the Company.


Article 19 RESERVED

Article 20 Transactions With Affiliates.

        The Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two years, shareholders who beneficially own five percent (5%) or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party") during the Lock Up Period. This Article 20 shall not apply to compensation arrangements with Officers and Directors.

Article 21 Investor Shares

        The Company shall issue two hundred and eighty thousand (280,000) shares of unregistered, restricted Common Stock to the Holder as an incentive for the investment ("Shares"). The Shares shall be issued and delivered immediately to the Holder and shall carry piggyback registration rights. The Investor's Shares shall be deemed fully earned as of the date hereof valued at eighty cents ($.80) per share. In the event the Shares are not registered in the next registration statement, the Company shall pay to the Holder, as a penalty, two hundred and eighty thousand (280,000) additional shares of common stock for each time a registration statement is filed and the Shares are not included. The Holder retains the right to waive such penalty, in the event Holder chooses to do so. Failure to do so will result in an Event of Default and the Holder may elect to take the action outlined in Article 4. This Event of Default will survive this Agreement until such time as the Shares are no longer under the control of the Holder.

Article 22 Use of Proceeds

        The Company will use proceeds for general corporate working capital purposes or acquisitions. This shall not to be used to pay down long-term debt to any financial institution.

Article 23 Miscellaneous

                a. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, impersonal, singular or plural, as the identity of the person or persons may require.

                b. Neither this Note nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

                c. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by facsimile transmission:
                   (i) if to the Company, at its executive offices or (ii) if to the Holder, at the address for correspondence set forth in the Article 6, or at such other address as may have been specified by written notice given in accordance with this paragraph.

                d. This Note may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Note by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Note by such party. Such facsimile copies shall constitute enforceable original documents.

                e. This Written Agreement represent the FINAL AGREEEMENT
                   between the Company and the Holders and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties, there are no unwritten oral agreements among the parties.

                f. The execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not
                   (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the "Principal Market"), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Note in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common
                   Stock by the Principal Market in the foreseeable future.

                g. The Company and its "Subsidiaries" (which for purposes of this Note means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Note, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Note.

                h. Authorization; Enforcement; Compliance with Other
                   Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Note, and to issue the Note and Incentive Debenture in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Note by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Incentive Debenture pursuant to this Note, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) the Note has been duly and validly executed and delivered by the Company, and (iv) the Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.


Any misrepresentations shall be considered a breach of contract and Default under this Agreement and the Holder may seek to take actions as described under Article 4 of this Agreement.

                                        *****

IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

                                       ON THE GO HEALTHCARE, INC.

                                       By  /s/Stuart Turk
                                       -----------------------------
                                       Name:  Stuart Turk
                                       Title: Chief Executive Officer

                                       DUTCHESS PRIVATE EQUITIES FUND, LP and
                                       DUTCHESS PRIVATE EQUITIES FUND, II, L.P.
                                       BY ITS GENERAL PARTNER DUTCHESS
                                       CAPITAL MANAGEMENT, LLC

                                       By: /s/Douglas H. Leighton
                                       -----------------------------
                                       Name:  Douglas H. Leighton
                                       Title:  A Managing Member